Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Reports 2011 Operating Results

VALLEY COTTAGE, NY—February 23, 2012—CreditRiskMonitor (Symbol: CRMZ) announced that for the year ended December 31, 2011 revenues increased 9% to $10.15 million compared to fiscal 2010, while income from operations was $1.21 million versus $1.68 million last year. Cash, cash equivalents and marketable securities at the end of 2011 increased $1.44 million, after the payment of a cash dividend of $396,000 in the third quarter of 2011, to $8.28 million from the 2010 year-end balance of $6.85 million.

Jerry Flum, CEO, said, “Due to the Company’s continuing investment in sales and service staff, new data for subscribers and enhanced infrastructure, our profit was reduced despite the higher sales we achieved in 2011 over 2010. We continue to strongly believe that these expenditures will enhance our long-term prospects and we will be rewarded by this current investment. We remain debt-free and our strong balance sheet provides us with financial flexibility should investment opportunities present themselves.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

Operating revenues	$10,154,200	$9,343,011

Operating expenses:
Data and product costs	2,937,279	2,429,745
Selling, general and administrative expenses	5,842,302	5,102,805
Depreciation and amortization	162,482	133,564

Total operating expenses	8,942,063	7,666,114

Income from operations	1,212,137	1,676,897
Other income, net	98,592	23,443

Income before income taxes	1,310,729	1,700,340
Provision for income taxes	(402,140)	(687,030)

Net income	$908,589	$1,013,310

Net income per share of common stock:

Basic	$0.11	$0.13

Diluted	$0.11	$0.12

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$6,531,204	$5,642,568
Marketable securities	1,753,072	1,204,234
Accounts receivable, net of allowance of $30,000	1,551,213	1,406,865
Other current assets	451,143	480,922

Total current assets	10,286,632	8,734,589

Property and equipment, net	306,810	364,360
Goodwill	1,954,460	1,954,460
Deferred taxes on income	-	233,873
Other assets	23,232	23,225

Total assets	$12,571,134	$11,310,507

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$6,471,494	$5,997,862
Accounts payable	60,941	24,024
Accrued expenses	1,087,163	1,167,196
Deferred taxes on income	157,385	-

Total current liabilities	7,776,983	7,189,082

Other liabilities	3,714	1,149

Total liabilities	7,780,697	7,190,231

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,902,462 and 7,899,462 shares, respectively	79,204	78,994
Additional paid-in capital	28,597,679	28,440,586
Accumulated deficit	(23,886,446)	(24,399,304)

Total stockholders’ equity	4,790,437	4,120,276

Total liabilities and stockholders’ equity	$12,571,134	$11,310,507

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports.